Exhibit 99.2

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Updates Interest Expense Guidance after Successful

Purchase of $325 Million of Senior Secured Notes

PHOENIX, Ariz. – Dec. 23, 2004 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has successfully purchased $195 million principal amount of its 12 percent Senior Secured Notes due 2008 and $130 million principal amount of its 12 percent Senior Secured Notes due 2010 previously issued by the company and Semiconductor Components Industries, LLC, comprising 100% of the outstanding notes of each series. The purchase of notes was financed with approximately $71 million of cash on hand and $325 million of new borrowings under an amendment and restatement of the company’s senior secured credit facilities.

This transaction will enable the company to reduce annualized interest expense by approximately $27 million for calendar year 2005, given current interest rates. Assuming no change in LIBOR, annualized net interest expense will decrease from prior guidance of approximately $88 million to approximately $61 million in calendar year 2005, a reduction of approximately 31 percent.

Borrowings under the company’s senior secured credit facilities have increased from approximately $320.5 million to approximately $645.5 million which is offset by the $325 million reduction of Senior Secured Notes. The $645.5 million senior secured credit facilities will bear interest at a rate of LIBOR plus 300 basis points. Due to debt prepayment costs associated with this transaction, the company no longer expects to be profitable on a U.S. GAAP basis in the fourth quarter of 2004, as previously guided.

“This transaction significantly reduces our interest burden, simplifies our financial structure by the elimination of two series of secured bonds and extends the maturity of our debt” said Donald Colvin, ON Semiconductor senior vice president and CFO. “The purchase of $325 million aggregate principal amount of our 2008 and 2010 Senior Secured Notes concludes a year of

ON Semiconductor Updates Interest Expense Guidance 2 – 2 – 2 – 2

significant capital structure improvement. With this transaction and assuming no change in LIBOR, we have reduced our annualized net interest expense by over $75 million as compared to the end of 2003.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

2